DGSE Posts Back-to-Back Profits in 2017 & 2018

DALLAS - April 12, 2019. DGSE Companies, Inc. (NYSE American:DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, precious metal bullion and rare coin products, today announces back-to back profits for the two years ending 2017 and 2018, following several years of losses.

The Dallas-based Company reported revenues of $54 million and net income over $657 thousand for the twelve months ending December 31, 2018.

“Our core strategy of offering customers the ability to buy, sell and trade has been key. The environmentally friendly aspect of the ‘recommerce’ business, where DGSE has operated for the last 40 years, is now more important than ever to consumers,” said Scott Mosley, Vice-President and Director of Operations for Dallas Gold and Silver Exchange since 2017. And DGSE’s new point-of-sale system, rolled out in 2018, facilitates collecting market data to further expand the Company’s market presence.

“We seek to continue growing DGSE’s brands and also pursue acquisition opportunities in recommerce industries to create value for our shareholders,” said John Loftus, DGSE’s President, Chairman and Chief Executive Officer since December 2016.

“When I came to DGSE two years ago, I was most excited about the Company’s 40-year, eco-friendly commitment to reduce, reuse and recycle. I’m a firm believer that we all benefit from extending the useful life of consumer products, and then recycling them at the end of their life for new use,” added Loftus.

The Company is headquartered in Dallas, Texas, and its common stock trades on the NYSE AMERICAN exchange under the symbol “DGSE.”

This press release includes statements that may constitute “forward-looking” statements, including statements regarding the potential future success of business strategies. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, market conditions and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

DGSE Companies, Inc.

Corporate Office

13022 Preston Rd, Dallas, TX 75240

972-587-4049

investorrelations@dgse.com